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Exhibit 99: Statement Dated October 16, 2003


The following is a statement that I wish to make in response to the USF&G filing:

This litigation has been filed by an out-of-state multinational insurance conglomerate trying to reverse a settlement it voluntarily agreed to nearly two years ago. This company is exploiting a highly publicized federal criminal case in a cynical attempt to renege on a purely financial matter originally approved by its most senior officials.

Like most businesses, especially financial institutions, The Peoples Bank is subject to a variety of litigation, most of which proves to be ill-conceived if not actually frivolous. The bank will vigorously defend its interest in this case.

Any allegations or implications that The Peoples Bank has acted in anything less than a completely ethical manner are baseless and slanderous. For 107 years, this bank has served South Mississippi on the basis of universal values of fairness and conduct beyond reproach. We intend to maintain those same standards of honesty and integrity, as we continue to build South Mississippi in the future.

October 16, 2003                            Chevis C. Swetman
                                            President